Exhibit 99.1

NEWS RELEASE

IMMUNOMEDICS ANNOUNCES PIVOTAL STUDY OF SACITUZUMAB GOVITECAN IN PATIENTS WITH LOCALLY ADVANCED OR METASTATIC UROTHELIAL CANCER

Morris Plains, N.J., June 01, 2018 -— Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today announced that the Company plans to initiate a Phase 2 pivotal TROPHY U-01 study of sacituzumab govitecan, the Company’s lead investigational ADC, as a single agent in patients with locally advanced or metastatic urothelial cancer (mUC) who have relapsed after a platinum-based regimen and/or immune checkpoint inhibitor (CPI) therapy.

“Urothelial cancer patients who have relapsed after, or are refractory to platinum chemotherapy and the recently approved CPI treatments, have a significant unmet need with few available treatment options,” remarked Dr. Rob Iannone, Head of R&D and Chief Medical Officer of Immunomedics. “We are pleased with the FDA guidance on study design and protocol development, which is aligned with the Company’s objective to bring this potential important treatment option to patients expeditiously.”

The Phase 2 pivotal study, which is expected to be activated next week, will be a single arm, international, multicenter study that will enroll approximately 100 mUC patients who have received prior platinum-based and CPI treatment. The primary endpoint will be overall response rate, with duration of response, progression-free survival, and overall survival serving as secondary endpoints. Response assessments will be in accordance with RECIST 1.1 and all patients will be centrally reviewed. In addition, the study will also enroll an additional and separate cohort of patients who are cisplatin ineligible and have received prior CPI treatment to evaluate safety and efficacy in an earlier treatment setting.

About Sacituzumab Govitecan

Sacituzumab govitecan, our most advanced product candidate, is a novel, first-in-class antibody-drug conjugate (ADC). It is currently under review by the U.S. Food and Drug Administration for accelerated approval as a treatment of patients with metastatic triple-negative breast cancer who previously received at least two prior therapies for metastatic disease. If approved, sacituzumab govitecan would be the first and only ADC approved for the treatment of metastatic triple negative breast cancer.

About Immunomedics

Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibodybased products for the targeted treatment of cancer, autoimmune disorders and other serious diseases. Immunomedics’ most advanced product candidate is IMMU-132 (sacituzumab govitecan), an antibody-drug conjugate that has received Breakthrough Therapy Designation from the FDA for the treatment of patients with metastatic triple-negative breast cancer who have failed at least two prior therapies for metastatic disease. Immunomedics’ primary goal is to bring IMMU-132 to market for the benefit of patients and the creation of stockholder value. For

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additional information on the Company, please visit its website at immunomedics.com. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, out-licensing arrangements, forecasts of future operating results, potential collaborations, and capital raising activities, timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations, new product development (including clinical trials outcome and regulatory requirements/actions), the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates, risks associated with the outcome of pending litigation and competitive risks to marketed products, and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information:

Dr. Chau Cheng

Senior Director, Investor Relations & Corporate Secretary

(973) 605-8200, extension 123

ccheng@immunomedics.com

For Media Inquiries:

media@immunomedics.com

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